EX-99.B(j)(A)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Wells Fargo Variable Trust:

We consent to the use of our report for the Strong Discovery Fund II, Strong Multi Cap Value Fund II and Strong Opportunity Fund II, dated February 14, 2005, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” and “Financial Information” in the statement of additional information.

/s/ KPMG LLP

KPMG LLP
Chicago, Illinois
April 8, 2005